MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE June 6, 2007	For More Information Contact: Paul Runice, Treasurer and Director of Investor Relations (952) 937-4003

MTS names Laura Hamilton President and Chief Operating Officer

Sidney Emery continues as Chairman of the Board and Chief Executive Officer

Eden Prairie, Minnesota, June 6, 2007 -- MTS Systems Corporation (Nasdaq: MTSC) announced that its Board of Directors has elected Laura B. Hamilton President and Chief Operating Officer and appointed her a member of the Board of Directors, effective June 1, 2007. Sidney W. Emery, Jr. will continue in his capacity as Chairman of the Board and Chief Executive Officer.

Hamilton, 45, joined the Company in 1999 and most recently has been Senior Vice President in charge of the Test Segment, which contributes approximately 85% of the Company’s revenues. She assumed that role in October of 2003 when the Company consolidated the test business units of the former MTS Mechanical Testing and Simulation Segment.

“Laura brings excellent credentials to her new role at MTS,” Emery said. “She has been an outstanding leader of our global Test business. MTS enjoys a much stronger position around the world in the mechanical testing solutions market than we did before she took over. This is a natural progression for Laura’s personal growth and consistent with the Company’s objective of developing our future leaders from within.”

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware, software, and service solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance position sensors enhance control to improve the productivity and safety of fixed and mobile industrial equipment. MTS had 1,510 employees and revenue of $397 million for the fiscal year ended September 30, 2006. Additional information on MTS can be found on the worldwide web at http://www.mts.com.